Exhibit 10.2

PATENT PURCHASE AGREEMENT

This Patent Purchase Agreement ("Patent Purchase Agreement"), made and entered into this 24th day of February, 2014 (the "Effective Date"), is by and between B.I.E.J.C. Holding, LLC, a limited liability company organized under the laws of Nevada, having offices at 6629 Rumba Ct, Las Vegas, NV 89178 ("B.I.EJ.C."), Edgardo Clores, an individual and inventor of the patented products, having an address of6629 Rumba Ct., Las Vegas, NV 89I78 ("Clores"), EDCI Holding, LLC, a limited liability company organized under the laws of Nevada, having offices at 4355 S. Cameron Street, Suite B, Las Vegas, NV 89103 ("EDCI"), (B.I.E.J.C., EDI and Clores being hereinafter referred to collectively as "Seller") and Cloracks Corporation, a corporation organized under the laws of Nevada, having offices at 3311 S. Rainbow Blvd., Ste 108, Las Vegas, NV 89146 ("Buyer"). Seller and Buyer are also referred to in this Agreement each as a "Party" and collectively as the "Parties."

W I T N E S S E T H

WHEREAS, Seller has declared that it is the owner of all rights, title and interest in and to the inventions (the "Inventions") as described and claimed in all of Seller's United States and foreign patents and patent applications (collectively "the Patents") listed on Exhibit I and including without limitation, all extensions, continuations, provisional, derivatives and related applications thereof whether or not such applications are listed on the attached Exhibit I to this Patent Purchase Agreement; and
WHEREAS, Seller wishes to sell, transfer, assign and set over unto Buyer, and Buyer shall purchase, accept and assume, all rights, title and interest in and to the Inventions and Patents as specified in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.    Purchase and Sale of Patents. Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, all right, title and interest in and to the Inventions and the Patents, and Seller and Buyer hereby agree to execute the form of Patent Assignment (the "Patent Assignment") attached as Exhibit II. hereto, the terms of such Patent Assignment being fully incorporated herein. All of the rights, privileges, including the benefit of any attorney client privilege or attorney work product privilege, title and interest in and to the Inventions and Patents being sold, transferred, assigned and set over to Buyer hereunder include without limitation all income, royalties, damages, right to sue, right to enforce and any and all payments now or hereafter due or payable with respect thereto, and the right to bring any claim, sue, counterclaim, and recover for the past, present and future infringement of the rights assigned hereunder

2.    Purchase Price of Patents. The purchase price for the Inventions and Patents shall be Fifteen Million U.S. Dollars ($15,000,000) payable as follows:

Exhibit 10.2 -- Page 1

a.  Cash Payments: Buyer shall pay to Seller Four Million One Hundred Thousand U.S. Dollars ($4,1 00,000) in cash to be paid in three installments:
1  $1,025,000 within 180 days of Closing (as defined below);
2.  $1,025,000 within one (l) year of Closing;
3.  $1,025,000 within two (2) years of Closing; and
4.  $1,025,000 within three (3) years of Closing.

b.  Stock Payment: Buyer shall issue 545,000,000 shares of its common stock (valued at $10,900,000 at $0.02 per share) in seven (7) certificates:
1.  130,500,000 shares;
2.  87,000,000 shares;
3.  214,875,000 shares;
4.  23,875,000 shares;
5.  38,750,000 shares;
6.  18,750,000 shar.es; and
7.  31,250,000 shares
     545.000.000 shares in total

3. Payment Procedures: All payments made by Buyer pursuant to this Agreement shall be made by wire transfer to that account specified by Seller at such times and in accordance with the provisions of Section 2(b) (and until another account is designated in writing to Buyer by Seller, to the account identified in Exhibit III). Simultaneous with any wire transfer pursuant to Section 2(b), Buyer will include a report detailing the payment amount and will provide such supporting documentation as may reasonably be requested by Seller (subject to appropriate and customary confidentiality obligations as may be required in order to disclose such documentation to Seller).

4. No Assumption of Labilities. It is expressly understood and agreed that Buyer shall not be liable for and hereby disclaims any assumption of any of the obligations, third party claims 01' liabilities of Seller and/or its affiliates and/or of any third party of any kind or nature: whatsoever arising from or in connection with any circumstances, causes of action, breach, violation, default or failure to perform with respect to the Inventions and Patents prior to the Closing ("Retained Liabilities") and Seller hereby agrees to defend, indemnify and hold Buyer and its affiliates, officers, directors, shareholders and employees (the "Indemnified Parties") harmless from, against and in respect of any and all losses, liabilities, damages, claims or expenses (including, without limitation, attorneys' fees) suffered or incurred, directly or indirectly in connection with a Retailed Liability and any obligation arising out of or relating to Seller's ownership or actions (or lack thereof) relating to the Patents in accordance with the indemnification procedures outlined in Section 7.

5. Allocation of Purchase Price. The purchase price of the Patents shall be allocated among the individual Inventions and Patents as reasonably determined by Buyer. It is presently contemplated that approximately 33% of the purchase price will be allocated to the dish-rack and wine-rack patents, and 67% of the purchase price will be allocated to the pole tree stand patents.

6. Taxes; Brokers.  Seller shall pay any taxes that are legally imposed on Seller arising out of the transfer of the Inventions and Patents. Seller is not liable for any taxes, if any, that are legally imposed on Buyer arising out of the transfer of the Inventions and Patents. Seller is responsible for any fees (including legal and broker fees) incurred by Seller and Buyer i:; responsible for any fees (including legal and broker fees) incurred by Buyer.

Exhibit 10.2 -- Page 2

7. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

7.1Corporate Organization. B.I.EJ.C. and EDCI each is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to own and operate its properties and assets and carryon its business as currently conducted.

7.2 Authorization. Seller has full power and authority to enter into the Agreement and the Patent Assignment and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Patent Assignment and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and all other necessary corporate actions on the part of Seller, including the shareholders, to the extent required. This Agreement and the Patent Assignment have been duly executed and delivered by the Seller, and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

7.3 Non-Contravention. Neither the execution and delivery of this Agreement and the Patent Assignment, nor the assignment of the Inventions and the Patents contemplated hereby and thereby will violate, or be in conflict with the Articles of Association of the Seller or any provision of any applicable law binding upon or applicable to the Seller, or any of the Inventions or Patents, give rise to any right of termination, cancellation, increase in obligations, imposition of fees or penalties under, any debt, note, bond, indenture, mortgage, lien, lease, license, instrument, contract, commitment or other agreement, or order, arbitration award, judgment or decree, to which Seller is a party or by which it is bound or to which the Inventions or Patents are subject, or result in the creation or imposition of any mortgage, lien, charge, pledge, security interest, other encumbrance or third party right ("Encumbrances") upon any of the Inventions or Patents.

7.4 Approvals. No consent, approval, order or authorization of or registration, declaration or filing with, any governmental or regulatory authority or third party is required in connection with the execution or delivery of this Agreement or the Patent Assignment or the consummation of the transactions contemplated hereby and thereby, except for recordation of suitable patent assignment documents in the U.S. Patent & Trademark Office (the "PTO") and comparable 10reign patent offices (the "Required Approvals").

7.5 Ownership of the Patents. The Seller owns all right, title and interest, and has good and marketable title, in and to the Inventions and Patents free and clear of all Encumbrances. Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant with respect to the use of the subject matter disclosed and claimed in the Inventions or the Patents or in connection with the licensing of the Inventions and/or Patents to third parties.

Exhibit 10.2 -- Page 3

7.6 Pre-Existing Licenses under the Patents. The Seller, or any predecessor-in-interest to the Inventions and Patents, has not granted any licenses or any other rights under the Inventions or Patents.

7.7 Litigation. There are no (i) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations against or affecting the Seller, pending or threatened, against or by the Seller (collectively, "Proceedings"), nor any Proceedings or investigations or reviews by any governmental authority against or affecting the Seller, pending or threatened against or by the Seller, relating to the Inventions or Patents or which seek to enjoin or rescind the transactions contemplated by this Agreement or the Patent Assignment; or (ii) existing orders, judgments or decrees of any governmental authority naming the Seller as an affected party in connection with Inventions and/or the Patents.

7.8 Patent Maintenance. All annuity and maintenance fees that are necessary in order to keep the Patents in force as of the Effective Date have been paid by Seller, and no payment of annuities or fees, or papers to be filed in patent offices, are required to be made within the three-month period after the Effective Date.

8. Indemnification; Set-Off.

8.1. Without derogating from the provisions of Section 3 above, Seller agrees to defend, indemnify and hold the Indemnified Parties harmless from, against and in respect of any and all losses, liabilities, damages, claims or expenses (including, without limitation, attorneys' fees) suffered or incurred, directly or indirectly by the Indemnified Parties by reason of, or resulting from the breach of any representation or warranty contained in Section 6 of this Agreement or from the failure to perform any covenant contained in this Agreement or in the Patent Assignment.

8.2. Whenever any claim arises for indemnification under this Agreement or an event which may result in a claim for such indemnification has occurred, the Indemnified Party will promptly notify the Seller of the claim and, when known, the facts constituting the basis for such claim. The Seller shall have the obligation to dispute and defend all such third party claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Seller, and the cost of such defense shall be borne by the Seller, provided that the Indemnified Parties shall have the right to participate in such defense at their own expense, unless the Indemnified Parties require their own attorney due to a conflict of interests, in which case, the expense thereof will be borne by the Seller. The Indemnified Parties shall cooperate in all reasonable respects in the investigation, trial and defense of any such claim at the cost of the Seller. If the Seller fails to take action within thirty (30) days of notice, then the Indemnified Parties shall have the right to pay, compromise or defend any third party claim, such costs to be borne by the Seller. The Indemnified Protected shall also have the right and upon delivery of ten (l0) days advance written notice to such effect to the Seller, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default prior to the assumption of the defense of the third party claim by the Seller, and any expenses incurred by the Indemnified Parties so acting shall be paid by the Seller. The Seller will not settle or compromise any third party claim without the prior written consent of the Indemnified Parties.

Exhibit 10.2 -- Page 4

8.3. Without derogating from any other right and/or remedy available to the Buyer hereunder or under applicable law, the Buyer shall be entitled to set-off against any amounts otherwise payable by the Buyer to the Seller under this Agreement any amounts to which Buyer is entitled based on a claim for indemnification by the Buyer under this Agreement or the Patent Assignment. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.

8.4.  Covenants of the Seller

8.4.1. The Seller agrees that during the period from the Effective Date through the Closing, the Seller, will not directly, through any agent or otherwise, solicit, accept, initiate or encourage (by providing confidential information or otherwise) submission of proposals or offers from any person or entity or negotiate or suggest negotiations at any future time with or to any other person any transaction related to or which may affect, the Inventions or the Patents.

8.4.2. The Seller agrees that during the period from the Effective Date through the Closing, the Seller shall operate its business in the ordinary course consistent with past practices. The Seller agrees to pay all indebtedness when due, to use reasonable efforts to payer perform other obligations when due and agree to preserve the Seller's assets and technology and preserve the relationships of the Seller with suppliers, investigators, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Seller relating to the Inventions and the Patents.

8.4.3. Without limiting the generality of the foregoing, except (i) as expressly contemplated herein or (ii) with the prior written consent of the Buyer, the Seller shall not:(A) sell, license or transfer to any person or entity any rights to the Inventions or the Patents enter into any agreement or undertake any new obligation with respect to any of the same, with any person or entity; (B) incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create an Encumbrance over the Inventions or the Patents; or (C) enter into any t1ansaction for a merger of the Seller or the sale of all or substantially all of the shares of the Seller, which may affect, directly or indirectly, the Inventions or the Patents.

8.4.4. Following the Closing, and for a period of three (3) months, the Seller undertakes not to (i) apply for or consent to the appointment of any liquidator, receiver, trustee or administrator for all or a substantial part of its business, properties, assets or revenues;  (ii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding; or (iii) call a creditors' meeting for the purpose of entering into an arrangement with them. In addition, the Seller shall take promptly, at its expense, all measures as are required for preventing, discharging, terminating, removing or achieving a stay of any of the aforesaid or similar events initiated by third parties.

9. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

Exhibit 10.2 -- Page 5

9.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with full power and authority to own and operate its properties and assets and carryon its business as currently conducted.

9.2 Authorization. Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Buyer. This Agreement and the Patent Assignment have been duly executed and delivered by the Buyer, and constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

10. Closing and Due Diligence Period.

10.1 Closing. The Closing (the "Closing") of the purchase and sale of the Patents shall take place on or before March 1,2014.

10.2 Due Diligence. The due diligence period will continue during the period prior to the Closing. During the period, the Seller will provide to Buyer complete copies of the patent prosecution files provided by prosecution counsel and any other documents (electronic or otherwise) in Seller's custody or control relating to the Inventions and the Patents.

10.3 Deliveries. At the Closing, the Seller shall deliver to the Buyer the following:

10.3.1. duly executed copies of the Patent Assignment, duly executed to the Sellers;

10.3.2. copies of all Required Approvals; and

10.3.3. such other duly executed agreements, deeds, certificates or other instruments of conveyance, transfer and assignment as shall be necessary, in the reasonable opinion of the Buyer, to vest in the Buyer good, valid and marketable title to the Inventions and the Patents.

104   Pre-Closing Transfer. At least five (5) business days prior to the Closing (or immediately thereafter upon learning of the existence of any such files or documents that have not been transferred to Buyer subsequent to the transfer contemplated under this Section 10.4), Seller shall, and shall cause its patent counsel to deliver to Buyer (or to Buyer's counsel as may be directed by Buyer) copies of all patents and patent applications, and PTO correspondence in Seller's or Seller's counsel's possession related to the Patents and any other documents (electronic or otherwise) in Seller's custody or control relating to the Patents. Seller represents to Buyer that as of the date five business days prior to the Closing Date, Seller has conducted a thorough and diligent search through its counsel for all such documents, and that as of the Closing, no other such documents remain in the custody or control of Seller. Seller further agrees that upon the Effective Date all rights and privileges (including with respect to any attorney client privileges, attorney work product or any other professional privileges or rights) held by Seller or any third party, that arise from or relate to the Patents, Inventions or any other intellectual property transferred under this Agreement, shall be transferred from Seller to Buyer.

Exhibit 10.2 -- Page 6

10.5  Developments If the Seller shall make, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein arising from or in connection with the Patents ("Developments"), such Developments and the benefits thereof shall immediately become the sole and absolute property of the Buyer and its assigns, Seller shall promptly disclose to Buyer (or any persons designated by it) each such Development and the Seller hereby assigns any rights it may have or acquire in the Developments, and benefits and/or rights resulting therefrom, to the Buyer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto to the Buyer. Any and all such Developments shall be deemed confidential information of the Buyer, shall be held by the Seller in confidence, may not be disclosed to any third party and may be used by the Seller only in connection with the activities permitted under this Agreement. Seller shall, at the request of the Buyer, sign, execute, make and do all such deeds, documents, acts and things as the Buyer and its duly authorized agents may reasonably require (i) to apply for, obtain and vest in the name of the Buyer alone (unless the Buyer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

11. Miscellaneous. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered (a) personally, (b) by facsimile transmission, (c) by overnight courier or (d) by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice);

If to the Buyer at:                                                                      If to Seller at:

Notice shall be deemed received in the case of (a) personal delivery, upon delivery, (b) international courier (signature required), two business days following shipment and (c) international registered or certified mail, seven business days following postdate. Either Party may change the notice address by providing notice containing the changed notice information to the other Party.

11.1 Entire Agreement. This Agreement (including the Exhibits) and the Patent Assignment constitute the entire agreement of the parties and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among or between the parties with respect to the subject matter hereof.

11.2 No Third Party Beneficiaries. This Agreement is for the exclusive benefit of the parties and is not intended to confer upon any other person any rights or remedies hereunder.

Exhibit 10.2 -- Page 7

11.3 Assignment. This Agreement may not be assigned by the Seller without  the prior written consent of the Buyer. The Buyer may assign its rights and obligations hereunder upon the provision of written notice to the Seller. It is hereby clarified that a "change in control'" transaction of the Seller shall be deemed to be an assignment of this Agreement by the Seller and is therefore restricted as aforesaid and shall require the prior written consent of the Buyer. Under no circumstances will any assignment be permitted to an entity acquiring Seller through insolvency, bankruptcy, assignment for the benefit of one or more creditors (through foreclosure or any other means) or any similar proceeding, any all of which shall require the consent of Buyer.

11.4 Governing Law; Forum. This Agreement, its performance and interpretation shall be governed by the substantive law of Nevada, exclusive of its choice of law rules. The competent courts located in Clark County, Nevada shall have sole and exclusive jurisdiction in any dispute or controversy arising out of or relating to this Agreement.

11.5 Counterparts. This Agreement may be executed in two or mon:: counterparts, each of which shall be deemed an original, but all of which together shall constitute: one and the same agreement.

11.6 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.7 Confidentiality'. The contents of this Agreement, including its terms and conditions, are considered confidential. Neither Party shall disclose the terms of the Agreement to an unaffiliated third party without the prior written approval of the other Party, except to legal, financial, accounting or other similar advisors who agree to keep the terms of this Agreement confidential. In the event an unaffiliated third party seeks to discover the terms of this Agreement through a court order, the Party to whom the request for the terms has been made shall provide reasonable notice of the request to the other Party to this Agreement and shall use its reasonable efforts to prevent at least the disclosure of the terms of the Agreement. Neither Party will originate any publicity, news release, or other announcement, written or oral, whether to the public press, to stockholders, or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other Party.

11.8 Further Assurances. Seller agrees, at its sole expense, to execute such further documents and do any and all such reasonable things as may be necessary to implement and carry out the terms, conditions and intent of this Agreement within a commercially reasonable timeframe upon the request of Buyer.

[Remainder of Page Intentionally Blank.]

Exhibit 10.2 -- Page 8

Exhibit 10.2 -- Page 9

Assignor Acknowledgement

Exhibit 10.2 -- Page 10

EXHIBIT II
FORM OF PATENT ASSIGNMENT
[Attached]

Exhibit 10.2 -- Page 11

EXHIBIT I
UNITED STATES PATENTS AND PATENT APPLICATIONS
[Attached]

Exhibit 10.2 -- Page 12

EXHIBIT III
SELLER WIRE INSTRUCTIONS
[Attached]

Exhibit 10.2 -- Page 13

FIRST AMENDMENT TO PATENT PURCHASE AGREEMENT

This amendment (the "Amendment") is made by and between BI.E.J.C. Holding, LLC, a limited liability company organized under the laws of Nevada ("B.I.E.J.C.), Edgardo Clores, an individual and inventor of the patented products ("Clores"), EDCI Holding, LLC, a limited liability company organized under the laws of Nevada ("EDCI"), (B.I.EJ.C., Clores and EDCI being hereinafter referred to collectively as "Seller") and Cloracks Corporation, a corporation organized under the laws of Nevada ("Buyer") parties to the Patent Purchase Agreement dated February 24, 2014 (the "Agreement"), attached as Exhibit A.

The Agreement is amended as follows:

WHEREAS, pages 1-2, section 2(a)-(b), of the Agreement, relating to the purchase price: of the inventiOl1.S and patents, shall be deleted in its entirety and amended to add the following provision in its stead.

2. Purchase Price of Patents. The purchase price for the inventions and patents shall be approximately Seven Million U.S. Dollars ($7,000,000.00), payable as follows:

3., The initial purchase price payment is valued at Five Hundred Thirty Thousand Five Hundred and Sixty U.S. Dolla.rs ($530,560.00).1 The full valve of the initial payment described hereunder in this section 2 has already been disbursed to Seller as follows:

Theoretical value of initial purchase price	$530,560.00
Payment to B.I.EJ.C./EDCI (issuance of Buyer's stock2 in lieu of cash)	$(142,245.00)
Subscription receivable from Clores Stand Inc. stockholders	$(196,250.00)
Buyer's shares of stock issued to Clores	$(130,000.00)
Cash advances to Clores	$(62,065.00)
Total initial payment paid in full	$0.00

b. Payment of the remaining balance of the purchase price in the amount of approximately Six Million Four Hundred Seventy Thousand U.S. Dollars ($6,470,000.00) shall be paid to Clores in the form of cash royalties for the Buyer's use of the Inventions and Patents. Payments of royalties under this section 2 shall commence in 2017 and be paid over an eighteen (18) year period, which is the shelf life of the patents. The annual payment in royalties fees shall be approximately Three Hundred Sixty Thousand U.S. Dollars ($360,000.00) per year. The monthly payment in royalty fees shall be approximately Thirty Thousand U.S. Dollars ($30,000.00) contingent upon Buyer's monthly profits, as more fully explained below.

1. Note: The initial value of the Inventions and Patent in the amount of Five Hundred Thirty Thousand Five Hundred. and Sixty U.S. Dollars ($530,560.00) has been valued using the Theoretical Value Method.

2.  Stock in exchanged shall be valued at the estimated market price per share on the stock option exercise date.

3.  Clores Stand Inc. was the previous company of Clores at was merged to Cloracks Corporation.  Buyer's stocks were issued to stockholders of Clores Stand Inc. guaranteed from the proceeds of the patents and inventions sold by Seller to Buyer in the Agreement.

Exhibit 10.2 -- Page 14

Buyer's average annual profits combined (Christmas Tree Stand and Ware washing Racks) are estimated to be One Million Two Hundred Twenty Four Thousand U.S. Dollars ($1,224,000.0) based upon the Buyer's projected five (5) year business plan, attached hereto as Exhibit R In the event that Buyer does not sustain the projected monthly income for any given month, the royalty fee payable to Seller for said month shall accrue and be payable in the following month, if the Buyer's income: for the following month sustains enough profit to support the royalty fee accruals plus the current month's royalty payment. In the event that Buyer's projected income does not materialize as estimated in the business plan, this provision regarding payment of the balance of the purchase price may be modified as more fully described below.

c. Payment of the remaining balance of the purchase price in the form of royalties as defined in tills section 2, or any portion thereof, is subject to modification and recalculation depending on the Buyer's realized profits commencing 2017. This section 2 is subject to modification so-hat any portion of the purchase price remaining due and payable to Clores may be modified, and recalculated to rd1ect the Buyer's realized profits commencing 2017 and subsequent thereto.

d. Clores, at his option, may maintain his Nine Percent (9%) stock ownership interest in the Buyer at any time by purchasing Buyer's stock in lieu of cash royalty payments due under thissectiol1 2. Thus, Clores may receive the Buyer's company stock in lieu of a cash royalty fee in order to maintain his Nine Percent (9%) stock ownership interest, if he so chooses. At no time shall Clores' ownership interest in Buyer's stock exceed Nine Percent (9%).

WHEREAS, page 5, section 8.4, of the Agreement, relating to covenants of the seller, shall be amended to add the following provisions. All other provisions of section 8.4 of the Agreement shall remain the same.

8.4 Covenants of the Seller

8.4.5. For a period of two (2) years, after the effective date of this Amendment, Seller will not directly or indirectly engage L"'1 any business that competes with the Buyer. This covenant shall apply to the geographical area that includes the area within the city of Las Vegas.

8.4.6. For a period of two (2) years after the effective date of this Amendment, Seller will not directly or indirectly solicit business from, or attempt to sell license or provide the same or similar products or services as are now provided to Buyer under the Agreement. Further, for a period of two (2) years after the effective date of this Amendment, Buyer will not directly or indirectly solicit, customers or attempt to induce any employee, independent contractor or any business from any of Buyer's customers, customer prospects, vendors, manufacturers or distributors with whom Seller has J:..:nowlt:'Aigedoes business with Buyer.

8.4.7. Seller will not at any time or in any manner, either directly or indirectly use, for the personal benefit of Seller, or divulge, disclose, or communicate in any manner any information that is proprietary to Buyer. Seller will protect such information and-treat it as confidential. At all times, Seller agrees to abstain from disclosing the inventions and patents (the subject of, and defined in, the Agreement), or Buyer's trade secrets or other confidential material owned by Buyer. Seller agrees to take apt security measures to prevent accidental disclosure of the aforementioned information.

Exhibit 10.2 -- Page 15

8.4.8. During the term of the Agreement and the term of the inventions and patents with the USPTO, Seller agrees to not invent any patent or any other competitive products of the Buyer in the event that Seller docs invent any patents or competitive products of the Buyer, Seller shall give Buyer the light of first refusal to purchase said patents and/or competitive products.

8.4,9. Seller agrees to use his/its best efforts and intentions to abide by the non-competition, non-solicitation and non-disclosure covenants of this Amendment to the Agreement.

WHEREAS, page 7-8, section 11 of the Agreement relating to miscellaneous, shall be amended to add the following section 11.9. All other sections and subsections of 11 shall remain the same.

11. Miscellaneous

11.9. Consultancy Agreement. According to the terms of the Consultancy Agreement, attached hereto as Exhibit C, Clores shall be paid a consultancy fee in the amount of Twelve Thousand U.S. Dollars ($12,000.00) per month payable in cash or shares of Buyer's stock or both. In any event, Clores' interest in Buyer shall not exceed Nine Percent (9%) ownership interest in Buyer's stock.

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in f:hll force and effect in accordance with its terms. If then) is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

THE REMAINDER THIS PAGE INTENTIONALLY LEFT BLANK. THE SIGNATURE PAGE FOLLOWS.

Exhibit 10.2 -- Page 16

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed as this day, May 16th, 2014.

Exhibit 10.2 -- Page 17